UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2017

ALTISOURCE ASSET MANAGEMENT CORPORATION
(Exact name of Registrant as specified in its charter)

United States Virgin Islands	001-36063	66-0783125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

36C Strand Street
Christiansted, United States Virgin Islands 00820
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 19, 2017, Paul T. Bossidy, a member of the Board of Directors (the “Board”) of Altisource Asset Management Corporation (the “Company”), informed the Company that he will not stand for re-election at the Company’s Annual Meeting of Stockholders to be held on May 24, 2017 (the “2017 Annual Meeting”). Mr. Bossidy currently serves as the Company’s lead independent director, Chair of the Audit Committee and a member of the Nomination/Governance Committee. Effective with his departure on May 24, 2017, Mr. Bossidy will no longer serve as the Company’s lead independent director, Chair of the Audit Committee or a member of the Nomination/Governance Committee.

Also on April 19, 2017, the Board determined to reduce the size of the Board from six to five members, effective with Mr. Bossidy’s May 24, 2017 departure. The Board also made the following lead independent director and committee Chair appointments effective upon the Directors’ re-election to the Board at the 2017 Annual Meeting: (a) Dale Kurland was appointed as the Company’s lead independent director and Chair of the Audit Committee, (b) Nathaniel Redleaf was appointed as Chair of the Compensation Committee and (c) Ricardo C. Byrd was appointed as Chair of the Nomination/Governance Committee. John P. de Jongh, Jr. will continue to serve as a member of Audit Committee and the Nomination/Governance Committee.

Therefore, effective with Mr. Bossidy’s departure on May 24, 2017, the composition of the Company’s Board and Committees is expected to be as follows as provided in the Company’s proxy statement for the 2017 Annual Meeting filed on April 21, 2017 with the Securities and Exchange Commission:

Name	Audit Committee	Compensation Committee	Nomination/ Governance Committee
George G. Ellison (1)
Ricardo C. Byrd		X	X (2)
Dale Kurland	X (2)	X
Nathaniel Redleaf	X	X (2)	X
John P. de Jongh, Jr.	X		X
___________

(1)	Chairman of the Board and Chief Executive Officer.

(2)	Expected Committee Chair following the 2017 Annual Meeting of Stockholders.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altisource Asset Management Corporation
April 25, 2017	By:	/s/ Stephen H. Gray
Stephen H. Gray General Counsel and Secretary